EXHIBIT  21

SUBSIDIARIES OF FIRST ALBANY COMPANIES INC.

COMPANY NAME	STATE OF INCORPORATION

FIRST ALBANY CORPORATION	NEW YORK

FIRST ALBANY ASSET MANAGEMENT CORPORATION	NEW YORK

FIRST ALBANY ENTERPRISE FUNDING, INC.	DELAWARE

FA TECHNOLOGY VENTURE CORPORATION	DELAWARE